Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
April 30, 2020

CFO Commentary on First Quarter 2020 Financial Results and COVID-19 Response Update

Constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description.

COVID-19 Update

In first quarter 2020, lower consumer demand related to the COVID-19 pandemic began to impact financial performance in China in late January, Korea and Japan in early February and North America and Europe in March. Retail traffic trends declined across North America and Europe in early March, prior to store closures which began in mid-March. The following section summarizes COVID-19 pandemic related issues impacting the Company and highlights key actions taken up to the date of this release.

•Health, Safety and Employee Well Being
▪The Company's top priority throughout this crisis has been to protect the health and safety of our employees, their families, our customers and our communities. To promote health and safety and slow the spread of the virus, we closed our retail stores around the world at various points in time. We applied work from home measures around the world which have enabled the Company to sustain essential business functions. For employees returning to the office and store workspaces in regions that are beginning to reopen, we are following best practices related to social distancing and cleaning to promote a healthy environment. We have also implemented many social distancing measures in our distribution centers, including moving to split shifts, to promote employee safety.
▪Globally, the Company aims to minimize the impact the COVID-19 pandemic is having on our employees and our business by participating in each country's unique government stimulus programs, where applicable. Within the U.S., the Company implemented a Catastrophic Paid Leave benefit which provides retail store and distribution center employees up to four weeks of regular wages in certain circumstances and full benefits, including if they have been exposed to the virus or if their workplace has been closed. Following the exhaustion of the Catastrophic Paid Leave and paid time off, employees who have had their workplaces closed have been transitioned to a partial furlough program, which provides for 25 percent pay and full benefits. A similar Catastrophic Paid Leave benefit, providing up to two weeks of regular pay, and partial furlough program has been implemented for all other eligible employees in the United States.
▪We expect that COVID-19 related protocols such as social distancing measures will impact the performance of our operations.

•Store Closure and E-commerce
▪As of the date of this release, the vast majority of our stores in China and Korea have reopened, although many still operate with reduced store hours. In these markets, retail traffic trends have been improving but remain well below pre-pandemic levels. Japan experienced a similar recovery trend until early April when a spike of new cases in and around Tokyo prompted store closures. Across North America and most of Europe, the Company’s stores remain closed. In addition, the vast majority of our wholesale customers’ and distributors' stores have followed store closure timelines similar to our store closures which vary by region, depending on when local governments took action to slow the spread of the virus.
▪The Company continues to evaluate timelines for reopening stores in phases and is following the advice of governments and relevant public health authorities to determine when stores reopen. Our focus will remain on protecting both our employees and our customers during this reopening process. In Europe, a small number of stores have reopened and the first wave of U.S. store openings could begin in the coming weeks. The store reopening process will likely take time as each market faces its own unique set of circumstances. It is uncertain how long it will take until foot traffic increases significantly.
▪Our e-commerce businesses have largely remained operational during the COVID-19 pandemic, with the exception of temporary distribution center closures in France and China that have since resumed operations.

•Financial Liquidity Enhancements
▪To provide greater financial flexibility and liquidity for the business, the Company has taken a number of actions, including the expansion of its domestic credit facility which now provides $525 million of committed credit capacity. Taken together with international credit lines and facilities, the Company’s total available committed and uncommitted credit lines and facilities provide $631 million of borrowing capacity, of which $525 million is committed. We continue to evaluate the credit markets as well as our business trends and liquidity needs, and we are confident in our ability to access additional liquidity should the environment require such actions. We expect our outstanding indebtedness to fluctuate as we deem appropriate.

•Capital Preservation
▪To reduce capital outflows and preserve capital, the Company’s Board of Directors suspended the quarterly dividend, and the Company suspended share repurchases and reduced planned capital expenditures. Collectively, these actions are expected to reduce 2020 capital outflows by at least $130 million.

•Cost Containment Measures
▪The Company has initiated numerous cost containment measures across the organization which include:
–lowering personnel related expenses through compensation adjustments, employee furloughs and reductions in contract labor and select full-time positions;
–reducing demand creation spend; and
–minimizing discretionary expenditures.
▪Combined, these actions are expected to lower 2020 operating expenses by more than $100 million in comparison to last year, before incremental extraordinary expenses related to the COVID-19 pandemic including, but not limited to, exceptional provisions for bad debts, severance and restructuring charges and other related expenses.
▪Given the uncertainty of the situation and impact on our business, additional cost containment measures are under consideration and will continue to evolve.

•Inventory Management
▪Due to the effects of retail store closures and the resulting decrease in consumer demand, as well as actions being taken by our wholesale customers to preserve their capital and liquidity, the Company has received and anticipates significant Spring and Fall 2020 sales order cancellations. To mitigate the impact of these cancellations, the Company has significantly curtailed planned Fall 2020 inventory purchases. Among the Company’s top priorities is a focused effort matching inventory supply with projected demand to optimize the use of inventory and maximize sales potential.
▪In anticipation of elevated inventory levels within our business and in the general marketplace, we expect to increase the amount of clearance inventory that is sold through our outlet stores.
▪The current and potentially continuing elevated promotional environment is anticipated to impact net sales and gross margin, as retailers attempt to reduce excess levels of inventory.
▪We are also experiencing supply chain disruptions, largely resulting from temporary raw material and finished goods supplier closures in Asia related to the COVID-19 pandemic, which we expect will likely affect our ability to timely fulfill some Fall 2020 orders.

•Full Year 2020 Financial Outlook Withdrawn
▪Given the ongoing business disruption and uncertainty surrounding the COVID-19 pandemic, Columbia has withdrawn its first half and full year 2020 financial outlook and is not providing further full year outlook updates at this time.
▪The second quarter is historically our seasonally lowest sales volume period and, based on current and anticipated store closures as well as uncertainty regarding retail traffic as stores reopen, we expect a significant decline in second quarter net sales and an operating loss.

First Quarter 2020 Financial Results
(All comparisons are between first quarter 2020 and first quarter 2019, unless otherwise noted.)

Financial Summary

	Three Months Ended March 31,
	GAAP
	2020	2019	Change
(in millions, except per share amounts)	(dollars in millions except per share amounts)
Net sales	$568.2	$654.6	(13)%
Gross margin	47.8%	51.4%	-360 bps
Selling, General and Administrative rate	48.7%	38.5%	1020 bps
Operating income (loss)	$(2.0)	$88.0	(102)%
Operating margin	(0.3)%	13.4%	-1370 bps
Net income	$0.2	$74.2	(100)%
Diluted earnings per share	$0.00	$1.07	(100)%

Net Sales
Net sales decreased 13 percent to $568.2 million, from $654.6 million for the comparable period in 2019.

Net Sales Detail

	Three Months Ended March 31,
	Reported Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(in millions, except for percent changes)	2020	2019	% Change	% Change
Geographic Net Sales:
U.S.	$375.9	$412.2	(9)%	(9)%
LAAP	102.6	132.9	(23)%	(22)%
EMEA	55.8	71.3	(22)%	(20)%
Canada	33.9	38.2	(11)%	(13)%
Total	$568.2	$654.6	(13)%	(13)%

Brand Net Sales:
Columbia	$471.7	$552.2	(15)%	(14)%
SOREL	38.7	39.5	(2)%	(2)%
prAna	36.5	41.2	(11)%	(11)%
Mountain Hardwear	21.3	21.7	(2)%	(2)%
Total	$568.2	$654.6	(13)%	(13)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$452.2	$526.0	(14)%	(14)%
Footwear	116.0	128.6	(10)%	(9)%
Total	$568.2	$654.6	(13)%	(13)%

Channel Net Sales:
Wholesale	$325.9	$363.2	(10)%	(10)%
DTC	242.3	291.4	(17)%	(17)%
Total	$568.2	$654.6	(13)%	(13)%

Net Sales Commentary
Unless otherwise noted, net sales declines in first quarter 2020 primarily reflect the impact of lower consumer demand resulting from the ongoing COVID-19 pandemic and, to a lesser extent lower demand resulting from warmer weather compared to strong sales performance in first quarter 2019.

•United States ("U.S.")
▪Wholesale net sales decreased low-single-digit percent.
▪Direct-to-consumer ("DTC") net sales decreased mid-teens percent driven by a high-20 percent decline in brick & mortar net sales, partially offset by a low-double-digit percent increase in e-commerce net sales.
▪The Company operated 142 U.S. retail stores at March 31, 2020 (122 outlet; 20 branded) and 4 branded e-commerce sites, compared with 134 stores (113 outlet; 21 branded) and 4 branded e-commerce sites at the same time last year.

•Latin America and Asia Pacific ("LAAP")
▪China net sales decreased high-40 percent.
▪Japan net sales decreased mid-teens percent.
▪Korea net sales decreased low-20 percent (high-teens percent constant-currency).
▪LAAP distributor net sales increased high-30 percent, primarily due to a greater portion of Fall 2019 shipments falling into first quarter 2020 compared to the timing of Fall 2018 shipments in first quarter 2019.

•Europe, Middle East and Africa ("EMEA")
▪Europe-direct net sales decreased low-20 percent (high-teens percent constant-currency).
▪EMEA distributor net sales decreased mid-30 percent, primarily driven by a lower portion of Spring 2020 shipments falling into first quarter 2020 compared to the timing of Spring 2019 shipments in first quarter 2019.

•Canada
▪Net sales decreased 11 percent (13 percent constant-currency).

Gross Margin

Gross margin contracted 360 basis points to 47.8 percent of net sales, from 51.4 percent of net sales for the comparable period in 2019, primarily reflecting margin pressure related to the COVID-19 pandemic including:
•an increase in inventory obsolescence provisions associated with unsold inventory; and
•lower DTC product margins reflecting higher promotional activity.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses increased 10 percent to $276.8 million, or 48.7 percent of net sales, from $251.8 million, or 38.5 percent of net sales, for the comparable period in 2019. The increase in SG&A expenses included:
•increased bad debt expense reflecting heightened accounts receivable risk resulting from the ongoing COVID-19 pandemic;
•higher personnel expense, primarily reflecting merit increases and annualization of prior year headcount increases; and
•increased information technology expenses; partially offset by
•lower incentive compensation; and
•decreased demand creation spending.

In March, we began to realize the initial benefits of cost containment measures as some were implemented. The full impact of cost containment measures will be more evident in full year operating expense performance.

Operating Income (Loss)

Loss from operations of $(2.0) million, or (0.3) percent of net sales, compared to operating income of $88.0 million, or 13.4 percent of net sales, for the comparable period in 2019. First quarter 2020 loss from operations include a $21.5 million year-over-year increase in bad debt expense and a $9.2 million year-over-year increase in inventory obsolescence provisions.

Licensing

Net licensing income increased 5 percent to $3.1 million from $3.0 million for the comparable period in 2019.

Income Tax Expense

Income tax expense was $1.4 million, resulting in an effective income tax rate of 86.4 percent, compared to income tax expense of $17.6 million, or an effective income tax rate of 19.2 percent, for the comparable period in 2019.

Net Income
Net income decreased 100 percent to $0.2 million, or $0.00 per diluted share, from $74.2 million, or $1.07 per diluted share, for the comparable period in 2019.

Balance Sheet as of March 31, 2020

Cash, cash equivalents and short-term investments totaled $706.9 million, compared to $703.1 million at March 31, 2019.

Short-term borrowings totaled $174.4 million. There were no short-term borrowings at March 31, 2019.

Inventories increased 11 percent to $577.1 million, compared to $520.6 million at March 31, 2019. Inventory consisted primarily of current and future season Spring and Fall product, including carryover styles, and to a lesser extent higher prior season inventory compared to first quarter 2019. To align inventory and production with current and anticipated demand, the Company has significantly curtailed Fall 2020 inventory purchases. The Company also expects to increase the amount of clearance inventory that is sold through its outlet stores.

Cash Flow for the Three Months Ended March 31, 2020

Net cash provided by operating activities was $12.8 million, compared to $58.6 million for the same period in 2019.
Capital expenditures totaled $9.5 million, compared to $25.2 million for the same period in 2019.

The Company paid dividends of $17.2 million to shareholders.

Share Repurchases for the Three Months Ended March 31, 2020

The Company repurchased 1,557,184 shares of common stock for an aggregate of $132.9 million, or an average price per share of $85.34, under a previously established written plan.

At March 31, 2020, $82.2 million remained available under the current stock repurchase authorization. As part of a broader capital preservation effort during the ongoing COVID-19 pandemic, the Company has suspended share repurchases.

Quarterly Cash Dividend

As part of a broader capital preservation effort during the ongoing COVID-19 pandemic, subsequent to payment of the dividend declared and paid earlier in the first quarter of 2020, the Company’s Board of Directors suspended future quarterly cash dividends.

Strategic Priorities

The Company's immediate focus is on maintaining a strong balance sheet, financial flexibility and sufficient liquidity. Our long-term commitment to driving sustainable and profitable growth has not changed and our strategic priorities remain to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global DTC operations with supporting processes and systems; and

•invest in our people and optimizing our organization across our portfolio of brands.

Capital Allocation

Given the anticipated declines in net sales, profitability and cash related to the COVID-19 pandemic, our capital allocation priorities have shifted. We remain committed to maintaining our strong balance sheet in order to provide ourselves with maximum strategic flexibility and access to additional liquidity if warranted. Within that context, our first priority is to build and preserve liquidity for business operations while continuing to fund high-priority strategic initiatives. Our second priority is to limit the risk of financial distress given the pressure currently impacting the retail industry. We plan to revisit our capital allocation priorities when the business stabilizes and there is a more reliable and predictable flow of cash. As a result of our updated capital allocation priorities, we have suspended quarterly cash dividend payments and further share repurchases.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses re-implementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty and customer care experiences for mobile shoppers.

We are working toward a phased implementation of X1. In 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. We continue to expect North America implementation in 2020 and intend the platform to go live for the Columbia, SOREL and Mountain Hardwear brands prior to the peak holiday sales period.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the impact of COVID-19 related protocols on the performance of our operations, store openings, the time-frame for the return of foot traffic at stores, our outstanding indebtedness amounts, capital outflows, operating expense, incremental extraordinary expenses related to the COVID-19 pandemic, order cancellations, the impact of the elevated promotional environment, outlet expectations, our ability to timely fulfill future season orders, second quarter results, net sales, profitability, cash and the implementation of X1. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the

Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the spread of COVID-19, the severity of the disease, the duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the pandemic or to treat its impact, and economic slowdowns that have and may continue to result from the pandemic. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2019(1)	2019	% Change	% Change(1)
Geographical Net Sales:
United States	$375.9	$—	$375.9	$412.2	(9)%	(9)%
LAAP	102.6	1.4	104.0	132.9	(23)%	(22)%
EMEA	55.8	1.4	57.2	71.3	(22)%	(20)%
Canada	33.9	(0.5)	33.4	38.2	(11)%	(13)%
Total	$568.2	$2.3	$570.5	$654.6	(13)%	(13)%

Brand Net Sales:
Columbia	$471.7	$2.3	$474.0	$552.2	(15)%	(14)%
SOREL	38.7	—	38.7	39.5	(2)%	(2)%
prAna	36.5	—	36.5	41.2	(11)%	(11)%
Mountain Hardwear	21.3	—	21.3	21.7	(2)%	(2)%
Total	$568.2	$2.3	$570.5	$654.6	(13)%	(13)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$452.2	$1.6	$453.8	$526.0	(14)%	(14)%
Footwear	116.0	0.7	116.7	128.6	(10)%	(9)%
Total	$568.2	$2.3	$570.5	$654.6	(13)%	(13)%

Channel Net Sales:
Wholesale	$325.9	$1.3	$327.2	$363.2	(10)%	(10)%
DTC	242.3	1.0	243.3	291.4	(17)%	(17)%
Total	$568.2	$2.3	$570.5	$654.6	(13)%	(13)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.